Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

MONEYLION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	3,206,167	$2.17(5)	$6,957,382.39(5)	0.0000927	$644.95
Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	28,693,931(3)	$2.89(4)	$82,925,460.59(4)	0.0000927	$7,687.19
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$89,882,842.98		$8,332.14
	Total Fees Previously Paid							$7,687.19
	Total Fees Offsets
	Net Fee Due							$644.95

(1) The securities are being registered solely in connection with the resale of shares of Class A Common Stock of MoneyLion Inc. (“MoneyLion”), par value $0.0001 per share (the “Class A common stock”) by the selling stockholders named in this registration statement (the “Selling Stockholders”).

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3) The number of shares of Class A Common Stock being registered represents an aggregate of 28,693,931 shares of MoneyLion Class A Common Stock underlying 28,693,931 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of MoneyLion issued or issuable to certain Selling Stockholders in connection with the Even Acquisition (as defined in this registration statement).

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s shares of Class A Common Stock on March 21, 2022, as reported on The New York Stock Exchange, which was approximately $2.89 per share.

(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s shares of Class A Common Stock on May 3, 2022, as reported on The New York Stock Exchange, which was approximately $2.17 per share.